MARKETING AND LICENSE AGREEMENT


THIS AGREEMENT is made as of 2 October,  2000,

BETWEEN:

     Allwin Biotrade Ltd., a company having offices at 1200, 543 Granville Street, Vancouver, British Columbia, Canada,

     ("Allwin")

AND:

     Fargin S.A., a company having offices at Juncal 1327, Piso 18, Esc. 1801, Montevideo, Uruguay,

     ("Fargin")


WHEREAS:

(A) Allwin, an affiliate of Dragon Pharmaceuticals Inc., based in Vancouver, Canada has certain world-wide marketing and sales rights for the Products; and

(B) Allwin has agreed to grant certain rights to Fargin to sell the Products in the specified market;

THIS AGREEMENT WITNESSES that in consideration of $1 paid and other consideration given, by each party to each other party, the receipt and sufficiency of which each party acknowledges, the parties severally AGREE as follows: Part 1

                         Definitions and Interpretation

Definitions

1.1 In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

     (a) Affiliate of a party means a corporation or entity that, directly or indirectly, controls, is under common control with or is controlled by the specified party;

     (b) Indication means the use of the Product to treat a particular condition as described in Schedule A;

     (c)  Market Area means the territory described in Schedule A;

     (d)  Marketing Approval has the meaning set out in Schedule A;

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     (e)  Products means those biotechnology drugs listed in Schedule A;

     (f)  Purchase Orders has the meaning set out in ss.3.3;

     (g)  Trademarks  means those  trademarks and trade names listed in Schedule
          C.

Interpretation

1.2 In this Agreement, except as otherwise expressly provided or as the context otherwise requires,

     (a)  "this   Agreement"   means  this   agreement  as  from  time  to  time
          supplemented or amended by one or more agreements entered into pursuant to the applicable provisions of this Agreement,

     (b) a reference to a Part is to a Part of this Agreement, and the symbol ss. followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated,

     (c) headings are solely for convenience of reference and are not intended to be complete or accurate descriptions of content or to be guides to interpretation of this Agreement or any part of it,

     (d) the word "including", when following a general statement or term, is not to be construed as limiting the general statement or term to any specific item or matter set forth or to similar items or matters, but rather as permitting the general statement or term to refer also to all other items or matters that could reasonably fall within its broadest possible scope,

     (e) an accounting term not otherwise defined herein has the meaning assigned to it, and every calculation to be made hereunder is to be made, in accordance with accounting principles generally accepted in the United States applied on a consistent basis,

     (f)  a reference to currency means United States currency,

     (g) a reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and every statute or regulation that supplements or supersedes such statute or regulations,

     (h)  a reference to an entity includes any successor to that entity,

     (i) a word importing the masculine gender includes the feminine and neuter, a word in the singular includes the plural, a word importing a corporate entity includes an individual, and vice versa, and

     (j) a reference to "approval", "authorization" or "consent" means written approval, authorization or consent.

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                                     Part 2

                                GRANT OF LICENSE

License

2.1 Subject to the terms of this Agreement, Allwin hereby grants to Fargin an exclusive license to sell the Products in the Market Area for treatment of the Indication. Sales outside of the Market Area are prohibited and Fargin will have rights to formulate, vial, and package the products set out in schedule A.

2.2  Notwithstanding   ss.2.1,   Allwin  retains  the  right  for  it,  and  its
     Affiliates, to sell the Products in the Market Area.

2.3 Nothing in this Agreement confers on Fargin any interest, licence or right in respect of Products, other than as set out herein, and the Products will remain the exclusive property of Allwin and its Affiliates.

2.4 Fargin will forthwith disclose to Allwin every improvement to or further development of the Products, including the results of any research, testing or clinical trials conducted by or on behalf of Fargin. The results of such research, testing, trials and improvements will be immediately disclosed to Allwin and will be owned by Allwin and its Affiliates, without any obligation of Fargin, with respect to the ownership or use of such information or the payment of any compensation.

Fargin's Regulatory Obligations

2.5 Fargin will be responsible for obtaining, at its expense, all registrations from applicable regulatory authorities in order to permit the sale of the Products in the Market Area (the "Marketing Approval"). In particular, Fargin will (a) Expeditiously pursue steps to register product first in Brazil, while simultaneously seeking registration in all other countries within assigned territory.

2.6 Allwin will use reasonable efforts to assist Fargin in obtaining the Marketing Approval, including providing to Fargin:

     (a)  the following documents

          -Any and all reasonable documents required to obtain registration and marketing approval within Fargin's assigned territory, as well as necessary technical documentation and assistance required for local formulation and packaging in Fargin's facilities

     (b) at the cost of Allwin, such amounts of the Product (to a maximum of 1000 vials without the further consent of Allwin) necessary for Fargin to conduct such research or clinical testing required to be completed in order to obtain the Marketing Approval

     (c) at such time as Fargin may undertake vialling operations within Brazil. Allwin agrees to provide all and any technical support towards

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          this effort.  This technical  support is to include exchange visits of technical personal from Huaxin to Fargin and from Fargin to Huaxin. Travelling parties will pay their own airfare but cost of lodging is to be supported by the hosting company at a four/five star hotel.

     (d) Allwin will supply Fargin the necessary documentation to establish the bioequivalence of the product as compared to the market leader (as recommended by the Brazilian government) when required by the Ministry of Health of Brazil.

Notwithstanding the foregoing, nothing will obligate Allwin or any of its Affiliates to conduct any research activities or clinical trials in order for Fargin to obtain the Marketing Approval.

2.7 All registrations made in order to obtain the Marketing Approval will be made by Fargin on behalf of and in the name of Allwin and, as directed, any of Allwin's Affiliates.

Fargin's Sales Obligations

2.8  Fargin will, at its expense,

     (a) use all reasonable efforts to promote the sale of the Products in the Market Area,

     (b) arrange for and maintain adequate storage space for the Products in the Market Area;

     (c) as it considers necessary to effect the sales of the Products, maintain a trained and competent sales force,

     (d)  work with Allwin to develop new marketing aids and strategies, and

     (e) develop and implement promotional programs designed to successfully market the Products in the Market Area.

     (f) Yearly, on the anniversary of the execution of this agreement provide Allwin with a detailed sales and marketing plan, to include minimum order amounts. This document will be the base document for assessment of Fargin's performance as a licensee within the assigned territory. The initial sales and marketing plan is to be submitted to Allwin within sixty days of the approval of the product in the respective territory.

Sublicenses

2.9 Fargin may not grant sublicenses to sell the Products in the Market Area without the consent of Allwin, which consent Allwin can refuse to grant in its sole discretion or may grant on such terms and conditions as it sees fit.

Marketing Plan

2.10 Fargin, Allwin and their Affiliates will jointly develop a marketing plan for the sale of the products in the Market Area. The marketing plan will be prepared by the 30th of October of each year and will cover the 12-month period from January to December of the following year. The plan will be reviewed quarterly by representatives of Fargin and Allwin.

Branding

2.11 Fargin and Allwin will jointly determine a name under which the Products will be sold in the Market Area. At Allwin's option, the name "Dragon" and any related trademarks will be included in, or linked and used with, the name selected. Fargin and Allwin will share ownership of the brand name developed under this section and, except with the consent of the other party, will not use such name other than in connection with the Products in the Market Area.

Marketing Tools

2.12 To assist Fargin's marketing of the Products, Allwin will provide Fargin, at no cost to Allwin, access to its promotional materials for the Products and Trademarks including all mechanical artwork and designwork in connection with the use of the Trademarks. Fargin will pay the cost of reproduction of such materials. During the first year Allwin will cover 50% of the cost of the reproduction of the promotion material to be paid in product

Market Area Packaging

2.13 Fargin will work with Allwin to develop distinctive packaging materials suitable to the Market Area. All packaging will be subject to the approval of Allwin and will include, at the option of Allwin, such trademark or logos of Allwin or its Affiliates as determined by Allwin. Fargin will be responsible for the costs of all packaging when packaging is done locally in the territory.

Trademark License

2.14 Allwin grants to Fargin, subject to the entering into of a trademark license agreement, the non-exclusive, non-transferable right and license to use the Trademarks for the purposes of advertising, promoting and marketing the Products in the Market Area. Except those rights set out in the trademark license agreement, if any, Allwin has no proprietary rights in and to the Trademarks.

2.15 If Allwin develops any further trademarks or trade names in connection with the Products, Allwin will license Fargin to use such trade names or trademarks in connection with the Products and all provisions in this Agreement relating to the use of the Trademarks will apply to such future licenses.

2.16 Fargin will assist Allwin in obtaining, as required, registrations of Allwin's Trademarks in the Market Area, all such costs to be borne by Allwin.

                                     Part 3

                           PRICING, ORDERS anD PAYMENT

Price

3.1 Subject to ss.3.2, Allwin will sell the Products to Fargin at the prices set out in Schedule B. The parties will review pricing for the Products every 12 months during the term of this Agreement. In a case of large orders (individual orders larger than 250,000 vials), Allwin will favourably reconsider re-negotiation of price prior to the end of 12-month period.

Re-sale Prices

3.2 Subject to all applicable laws and the approval of Allwin, which will not be unreasonably withheld, Fargin will determine the prices at which the Products will be sold in the Market Area. In reviewing the resale price for the Products, Allwin and Fargin will take into account considerations of consumer affordability and maintaining appropriate price advantages over competitors.

3.3 With respect to bids to deliver Products made by public tender of substantial quantities, before responding Fargin and Allwin will agree on the pricing to be included in such tender.

Purchase Orders

3.4 Fargin will prepare purchase orders ("Purchase Orders") for all Products and each such order will specify the type of Products, the quantity of each Product and any other information that Allwin considers necessary. Purchase Orders cannot be amended without the consent of Allwin.

3.5 Allwin will acknowledge receipt of all Purchase Orders by a facsimile sent within five business days after receipt of Fargin's notice.

Delivery Times

3.6 Allwin will promptly fill all Purchase Orders received from Fargin in accordance with the terms of each Purchase Order and will ensure, unless a longer delivery time is specified in a Purchase Order, a 60-day delivery time for each such Purchase Order. If Allwin is able to deliver the Products in a shorter period of time than specified in the Purchase Order, it will notify Fargin of such earlier delivery date.

Payment

3.7 Fargin will make full payment for Products shipped to it by Allwin on or before 150 days after the date of shipment provided that, before the expiry of the payment period, Fargin has received from Allwin the following documents:

     (a) Allwin's detailed invoice;

     (b) customs' invoice;

     (c) air waybill;

     (d) packing list; and

     (e) pharmaceutical certificate of analysis, quality assurance and quality control documents and batch certificates.

Letter of Credit

3.8 Fargin will, at the request of Allwin, at any time during the term of this Agreement, provide a standby irrevocable letter of credit to Allwin which letter of credit may be drawn by Allwin upon default by Fargin of payment in connection with any Products as provided in the preceding section. Notwithstanding any other provision of this Agreement, if it has requested a letter of credit Allwin will not be obligated to manufacture or deliver any Product until it has received the letter of credit..

3.9 The value of the standby irrevocable letter of credit need not exceed the value of the Purchase Order for which Allwin has requested the letter of credit.

Audit Right

Allwin reserves the rights to periodically inspect Fargin financial records as pertain to sales of products described in schedule A.

Additional Procedures

3.10 The parties recognize that additional procedures related to the purchase and shipment of Products may be necessary from time to time during the term of this Agreement and each will cooperate with the other to formulate and implement new policies and procedures.

                                     Part 4

                                  MANUFACTURING


Specifications

4.1 Allwin will produce, or will arrange for an affiliate to produce, all Products to its best technical standards and in accordance with W.H.O. cGMP specifications in effect at the time of manufacture.

Shipping

4.2 Allwin will ensure that each shipment conforms to the Purchase Order and all Products will be packaged and shipped in accordance with recognized standards for guaranteeing maintenance of chain of refrigeration from the Products manufacturing facility to Fargin's facility, through a mutually agreed upon air courier service. To permit the proper tracking of the Product, the air waybill number will be transmitted to Fargin as soon as practicable after shipment of the Product.

Storage and Inspection

4.3 Fargin will promptly store all Products immediately upon receipt in a storage facility capable of maintaining the requisite refrigeration and will, as soon as practicable after receipt of any Product, inspect the shipment and advise Allwin of conformity with the Purchase Order.

Testing of Product

4.4 Fargin may arrange for the Product to be tested at an independent third party facility, including the State Laboratory in Brazil, to determine whether the efficacy or purity of the Product is within manufacturing specifications as provided for in the Marketing Approval. Fargin will promptly notify Allwin of such test results once received.

4.5 If the testing conducted under ss.4.4 determines that the Product fails to meet the standards of efficacy or purity required under the terms of the Marketing Approval, Fargin will be entitled to receive, at the option of Allwin, a refund of the purchase price as specified in the Purchase Order or a replacement shipment of the Product. Notwithstanding the foregoing, Allwin may, before providing a refund or replacement Product, conduct testing at an independent third party facility of the Product shipment. If the results of Allwin's testing indicate that the Product does meet the standards set out in the Marketing Approval, Allwin and Fargin will use good faith efforts to resolve the discrepancy in the test results and make a determination as to the suitability of the shipment for sale.

                                     Part 5

                       CONFIDENTIALITY AND NON-COMPETITION


Confidentiality

5.1 In order to protect all confidential or proprietary information that may be shared between the parties during the term of this Agreement, concurrent with, or as soon as practicable after, the execution of this Agreement, the parties will enter into a non-disclosure agreement.

5.2 The non-disclosure agreement referred to in ss.5.1 will be substantially in the form of the agreement dated July 7, 2000 between Dragon Pharmaceuticals, the parent company of Allwin and Fargin, with the necessary changes.

Non-Competition

5.3 During the term of this Agreement, and for a period of three years thereafter, Fargin will not, directly or indirectly,

     (a)  in sole proprietorship,

     (b)  in any partnership,

     (c) as the owner of any amount of the shares of any class of any corporation engaged in the manufacture, sale or distribution of the Product, or

     (d) in a business which competes with the Allwin or its Affiliates or partners,

engage in or carry on the business of manufacturing, distributing or marketing, the Product in and outside of the Market Area, including seeking to either directly or indirectly, a licence or any other right or authority from any party to manufacture or sell a product that competes with the Product.

5.4 Fargin agrees and acknowledges that all the restrictions in this Agreement are reasonable for the protection of legitimate business interests and proprietary rights of Allwin and hereby waives all defences to the strict enforcement thereof.

                                     Part 6

                               DISPUTE RESOLUTION


Disputes

6.1 If at any time there is a dispute among the parties with respect to any matter relating to this Agreement, any party that wishes the issue to be considered further will give notice to the other of that it requires the dispute to be decided under the terms of this Agreement.

Referral to Senior Officers

6.2 If a notice is given under ss.6.1, a senior officer designated by each party will undertake discussions for the purpose of settling the dispute. A decision reached by these officers and communicated in writing to the parties will be determinative of the dispute and will be binding on each party.

Arbitration

6.3 If no decision is reached under ss.6.2 within 30 days of the dispute being sent for consideration, either party may, by notice to the other party given at any time before a decision is rendered under ss.6.2, submit the dispute for determination by a single arbitrator acting under the Rules of the British Columbia Commercial Arbitration Centre.

6.4 If the parties can not agree on a single arbitrator, the arbitrator will be appointed by the British Columbia International Commercial Arbitration Centre.

6.5 The arbitration will take place in Vancouver, British Columbia and will be administered by the British Columbia International Arbitration Centre and conducted in accordance with the procedures of the Centre.

                                     Part 7

                              TERM AND TERMINATION

Term

7.1 This Agreement will be in effect for a seven-year period ending on 9 August, 2007, and will be renewed automatically for successive two year terms unless otherwise terminated in accordance with the terms hereof (the "Term"). Fargin's exclusivity within its territory will be considered in jeopardy if target sales performance as proposed in the yearly detailed sales and marketing plan described in section 2.8 is not met, if not actually exceeded.

Termination by Either Party

7.2  Either party may terminate this Agreement

     (a) upon notice given at least 180 days before the end of the current Term, such termination to come into effect at the end of that Term, or

     (b)  immediately upon written notice if the other party

          (i) is in breach or violates any of the terms and conditions of or fails to perform any of its obligations under this Agreement and, after receiving notice from the other party, does not cure such default within 60 days, or

          (ii) becomes insolvent, bankrupt, makes an assignment for the benefit of its creditors or has a receiver, receiver/manager, trustee or liquidator appointed in respect of its business or its assets.

Liabilities

7.3 Upon termination of this Agreement, Allwin will be required to complete any and all existing Purchase Orders as at the date of termination and Fargin will be required to receive and pay for all Products shipped in connection with such Purchase Orders.

                                     Part 8

                         Liabilities and INDEMNIFICATION

Limitation of Liability

8.1 Allwin is responsible for the quality of the Product except in cases when the Product default may attributable to the storage, distribution or transportation of the Product within the Territory.

Indemnification

8.2 Fargin will indemnify, hold harmless, and defend Allwin and its Affiliates, its directors, officers, employees, and agents against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of the rights granted under this Agreement and the sale of the Product, in the case that the product in question was locally vialled by Fargin. This indemnification will include, but will not be limited to, any product liability.

Insurance

8.3 Fargin and Allwin, at their sole costs and expenses, will insure their activities in connection with the work under this Agreement and obtain, keep in force, and maintain insurance or an equivalent program of self insurance at its sole cost and expense,

Notice of Claim

8.4 Allwin will promptly notify Fargin in writing of any claim or suit brought against Allwin in respect of which Fargin intends to invoke the provisions of this Part. Fargin will keep Allwin informed on a current basis of its defence of any claims pursuant to this Part.

                                     Part 9

                               GENERAL PROVISIONS

Entire Agreement

9.1 This Agreement constitutes the entire agreement between the parties and supersedes every previous agreement, communication, negotiation, representation or understanding, whether oral or written, expressed or implied, between the parties with respect to the subject matter of this Agreement.

9.2 No director, officer, employee or agent of any party has any authority to make any representation or commitment not contained in this Agreement, and each party has executed this Agreement without reliance upon any such representation or commitment.

Force Majeure

9.3 No party will be liable for its failure to perform any of its obligations under this Agreement as a result of Acts of God (including all natural disasters), strikes, lockouts, civil disturbances, government or court ordered interruptions or delays, acts of war and riots, but that either party to this Agreement may elect to terminate it upon three months written notice to the other if force majeure cannot or is not remedied within three months after its occurrence.

Severability

9.4 If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

Amendments

9.5  This Agreement may not be amended except in writing signed by both parties.

Assignment

9.6 Neither party will be entitled to assign this Agreement without the written consent of the other party.

Governing Law

9.7 This Agreement is and will be deemed to have been made in the Province of British Columbia, for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in British Columbia and the rights and remedies of the parties will be determined in accordance with those laws.

Notice

9.8 To be effective, a notice, request, demand or direction (each for the purposes of this provision a "notice") to be given pursuant to this Agreement by one party to another party must be in writing and must be

     (a)  delivered by hand or by mail, or

     (b) received by telecopier transmission or other similar from of written communication by electronic means,

in each case addressed as applicable as follows:

If to Allwin at:

     East Asia Chambers, PO Box 901, Road Town, Tortola, British Virgin Islands

     Telecopier:   +284 495 5088

     Attention:    Dr. Ken Cai

If to Fargin at:

     Juncal 1327, Piso 18, Esc. 1801, Montevideo, Uruguay

     Telecopier:   +55 21 597 5251

     Attention:    Mr. J. Jabour A.

9.9 A notice delivered or sent in accordance with ss.12.9 will be deemed to be given and received

     (a) at 8.00 a.m. on the day of delivery or receipt at the place of delivery or receipt if that day is a Business Day at that place and the delivery or receipt is before that time on that day,

     (b) at the time of delivery or receipt if received on or after 8.00 a.m. and before 4.00 p.m. at the place of delivery or receipt on a day that is a Business Day at that place, and

     (c) at 8.00 a.m. at the place of delivery or receipt on the next day that is a Business Day at that place, if delivered or received on a day that is not a Business Day at that place or at or after 4.00 p.m. at that place.

No Partnership

9.10 Nothing in this Agreement will constitute, by any means, a partnership between the parties.

Binding Effect

9.11 This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

Further Assurances

9.12 Each party will, at such party's own expense and without expense to the other party, execute and deliver such further agreements and other documents and do such further acts and things as the other party reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

Counterparts

9.13 This Agreement [and any other writing delivered pursuant hereto] may be executed in any number of counterparts with the same effect as if all parties to this Agreement [or such other writing] had signed the same document, and all counterparts will be construed together and constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement was executed by the parties as of the day and year first above written.



Allwin Biotrade Ltd.


Per:
        Dr. Ken Cai

Fargin Laboratorios Ltda


Per:
        Mr. J. Jabour A.

Witnessed for Allwin Biotrade Ltd.


Per:    _____________________________

        Robert K. Walsh

        International Marketing Manager, Dragon Pharmaceuticals Inc.